Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 26, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Crinetics Pharmaceuticals, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.
San Diego, California

February 26, 2026